Exhibit 99.1

Brian K. Finneran, Chief Financial Officer                                               4/14/06
bfinneran@statebankofli.com                                                         (516) 465 - 2251

State Bancorp, Inc. Reports First Quarter Earnings

New Hyde Park, N.Y., April 14, 2006 - The Board of Directors of State Bancorp, Inc. (NASDAQ - STBC), parent company of State Bank of Long Island, today reported earnings for the three months ended March 31, 2006. Earnings for the first quarter of 2006 increased by 4.4% when compared to 2005 due to increases in net interest income and noninterest income coupled with a reduction in the provision for probable loan losses during 2006. Somewhat offsetting these positive factors were growth in operating expenses, a narrower net interest margin and a higher effective income tax rate. Financial performance details for the March 2006 year to date period are as follows:
•	Net income totaled $2.8 million, up 4.4% versus the comparable 2005 period;
•	Diluted earnings per common share[1] were $0.24 in 2006, up 4.3% from the $0.23 earned in 2005;
•	Average loans outstanding increased by 15% to $903 million;
•	Average core deposits totaled $1.0 billion or 71% of total deposits;
•	Noninterest income improved by 21.5% during the first quarter of 2006 versus 2005;
•	Provision for probable loan losses declined by $635 thousand (51.8%) in the first quarter of 2006;
•	Returns on average assets and stockholders’ equity were 0.69% and 19.13%, respectively, in 2006 and 0.71% and 10.50% in 2005;
•	Net interest margin declined to 4.06% in 2006 from 4.29% in 2005;
•	Tier I leverage capital ratio decreased to 5.08% in 2006 versus 8.04% in 2005; and
•	Nonaccrual loans totaled $5 million (0.5% of loans outstanding) at March 31, 2006 and March 31, 2005 (0.6%).

Earnings Summary for the Quarter Ended March 31, 2006
Net interest income grew by $276 thousand (up 1.9%) to $15.0 million in 2006 as the result of a 6% increase in average interest-earning assets, primarily loans. Growth in commercial loans, commercial mortgages, installment loans and leases resulted in a 15% increase in average loans outstanding to $903
______________________________
1 All per share amounts have been restated to reflect a 6 for 5 stock split paid on July 8, 2005.

million during 2006 versus 2005. The investment portfolio contracted nominally to $540 million during the first quarter of 2006, principally due to declines in mortgage-backed and short-term tax-exempt municipal securities which were largely offset by purchases of Government Agency issues. Funding the growth in interest-earning assets was a 10% increase in average total deposits. Driving the deposit growth were increases in retail (up $112 million) and jumbo CDs (up $64 million). Core deposit balances (demand, savings, money fund and Super NOW deposits) rose by $4 million in 2006 to $1.0 billion. Core deposit balances provide low-cost funding (average cost of 1.66% in 2006) that has allowed the Company to reduce its dependence on higher-cost borrowed funds. The Company’s fully taxable equivalent (FTE) net interest margin narrowed to 4.06% during the first quarter of 2006 from 4.29% a year ago. This decline resulted from an increased cost of funds, principally due to the higher interest rate environment prevailing in 2006 coupled with a moderate shift in the funding mix to an increased utilization of CDs to support asset growth. This higher cost of funds was offset somewhat by an 85 basis point increase in the Company’s earning asset yield to a weighted rate of 6.49% in the March 2006 year to date period. The higher asset yield resulted from the impact of higher rates and growth in loans during the past year.
The provision for probable loan losses decreased by 51.8% to $592 thousand during the first quarter of 2006 as a result of the Company’s continued low level of nonperforming assets.
Noninterest income increased by 21.5% to $1.5 million principally as the result of an increase in service charges on deposit accounts and higher other operating income. Service charges on deposit accounts grew by 26.1% due to a substantial increase in overdraft charges resulting from an improved collection rate in 2006. Other operating income improved by 81.7% during 2006 as the result of growth in several categories, most notably financial products fees, letter of credit fees, deposit sweep income, CDARs fees and income from State Title Agency, LLC. Income from bank owned life insurance decreased by $24 thousand in 2006 versus last year. Net security losses amounted to $35 thousand in 2006 versus net gains of $103 thousand in 2005.
Total operating expenses increased by 5.9% to $11.9 million during 2006 when compared to last year. The principal reason for this growth was a $1.3 million increase in legal expenses related to the Island Mortgage Network (“IMN”) litigation. As reported in the Company’s news release on January 31, 2006 and its Form 8-K filing with the Securities and Exchange Commission (“SEC”) on February 1, 2006, the Company received an adverse jury verdict in the last pending warehouse lender case (HSA Residential Mortgage Services of Texas v. State Bank of Long Island) which had been outstanding since 2002. The financial impact of the jury verdict, prejudgment interest and certain other potential costs were recorded by the Company during the fourth quarter of 2005. The expenses associated with the January 2006 trial are included in the results for the first quarter of 2006 and account for the increase in this category versus the comparable 2005 period. During the remainder of 2006, the Company expects to continue to incur costs related to the IMN jury verdict, including costs related to a post-verdict motion to the District Court for the Eastern District of New York asking the court to set aside the verdict and enter judgment for State Bank of Long Island. If that motion is unsuccessful, the costs of pursuing an appeal to the United States Court of Appeals for the Second Circuit, including the costs of obtaining a supersedeas bond to stay enforcement of the judgment and the accrual of post-judgment interest during the pendency of such an appeal will also be incurred. Such costs are not specifically quantifiable at this time. Marketing and advertising expenses increased by 23.3% as the result of corporate branding efforts undertaken in 2006. Somewhat offsetting the higher legal and marketing costs were reductions in salaries and benefits, occupancy, equipment, credit and collection, audit and assessment and other operating expenses. Salaries and benefits declined by 5.3% to $6.1 million as the result of lower pension costs and a reduction in supplementary compensation accrued in prior periods resulting from a decline in executive incentive compensation payments. Occupancy costs declined by 1.7% as the result of lower maintenance and repair costs incurred in 2006. Equipment expenses declined by 6.2% as the result of lower depreciation and equipment maintenance costs. Credit and collection fees declined by 8.8% during 2006 due to a reduction in the number of nonperforming assets. Audit and assessment expenses decreased by 28.7% due to a reduction in external audit fees resulting from the engagement of a new independent registered public accounting firm in August 2005. Other operating expenses decreased by 10.9% to $1.2 million during 2006 as the result of a successful certiorari proceeding at an Other Real Estate property formerly owned by the Company. The foregoing expense factors resulted in an operating efficiency ratio of 70.9% in 2006 versus 68.9% in 2005.
Income tax expense increased by $390 thousand in 2006 versus the year ago period. The Company’s effective tax rate was 31.4% in 2006 and 24.8% in 2005. The increase in the effective tax rate resulted primarily from a substantial reduction in tax-exempt income recorded in 2006.
Commenting on the 2006 performance, Chairman and CEO Thomas F. Goldrick, Jr. stated, “We are very encouraged and pleased by our first quarter financial performance. Despite significant legal costs associated with the recently concluded IMN trial, we were still able to report net income growth on a year over year basis. Our strategic and operational goals to grow our loan portfolio, deposit base, and branch network have continued as planned during the first quarter of 2006 contributing to an improved financial performance. Management and the Board are confident that our philosophy of measured, orderly growth, which has been the foundation of our success for many years, will continue to deliver value to stockholders during this year and in the years ahead.”
“The issues arising from the IMN trial are many and varied and each continues to be evaluated. Of particular interest to stockholders is the Company’s cash dividend. A decision on this issue has been deferred by the Board of Directors until some of the legal, accounting and regulatory issues are resolved. We have filed post-verdict motions with the IMN trial judge to have the jury verdict reversed and are hopeful that this issue will be favorably resolved on behalf of the Bank. There is, however, no clear timetable as to when the judge’s decision will be rendered. If our motion is not successful, we intend to appeal the jury verdict to the United State Court of Appeals for the Second Circuit.”

Allowance for Probable Loan Losses
As of March 31, 2006, the Company’s allowance for probable loan losses amounted to $16 million or 1.76% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 1.76% at December 31, 2005 and 1.65% at March 31, 2005. The allowance as a percentage of nonaccrual loans amounted to 355% at March 31, 2006 versus 512% at December 31, 2005 and 267% at March 31, 2005.
Net charge-offs for the first three months of 2006 and 2005 were $126 thousand and $133 thousand, respectively. As a percentage of average total loans outstanding, these charge-off totals represented 0.06% and 0.07% in 2006 and 2005, respectively. Based upon historical trends and the uncertain nature of the current economy, management anticipates further loan charge-offs during the remainder of 2006.

Nonperforming Assets
Nonperforming assets, defined by the Company as nonaccrual loans and other real estate owned (“OREO”), amounted to $5 million at March 31, 2006, versus $3 million at December 31, 2005 and $8 million at March 31, 2005. Nonaccrual loans totaled $5 million (0.5% of loans outstanding) at March 31, 2006, $3 million (0.3% of loans outstanding) at year-end 2005 and $5 million (0.6% of loans outstanding) at March 31, 2005. The reduction in total nonperforming assets at March 31, 2006 versus the comparable 2005 date resulted from the disposal of a commercial OREO property carried at $3 million at quarter-end 2005. This property was sold during the third quarter of 2005 with no material impact on the Company’s income statement. The increase in nonaccrual loans at March 31, 2006 versus year-end 2005 resulted from the addition of one commercial loan relationship during the first quarter of 2006.

Capital
Total stockholders’ equity was $59 million at March 31, 2006 and $100 million at the comparable 2005 date. The significant decline from 2005 is principally due to the net loss recorded by the Company during the fourth quarter of 2005 as a result of the aforementioned adverse IMN jury verdict. The Company also holds $20 million in trust preferred securities that qualify as Tier I capital for regulatory capital purposes. Each of the Company’s trust preferred securities bears an interest rate tied to three-month LIBOR and is redeemable by the Company in whole or in part after five years or earlier under certain circumstances. During the first three months of 2006, the weighted average rate on the Company’s trust preferred securities was 7.72% versus 5.74% a year ago.
State Bancorp, Inc.’s Tier I leverage ratio was 5.08% and 8.04% at March 31, 2006 and 2005, respectively. The Company’s Tier I and Total Risk-Based capital ratios were 7.26% and 8.51%, respectively, at March 31, 2006. These ratios are in excess of the minimum regulatory guidelines.
The Company did not distribute any cash dividend on its common stock during the first quarter of 2006.
The Company did not repurchase any of its common stock during the first quarter of 2006. Since 1998, a total of 987,652 shares of Company stock have been repurchased at an average cost of $16.85 per share. Under the Board of Directors’ existing authorization, an additional 512,348 shares may be repurchased from time to time as conditions warrant.

Corporate Information
State Bancorp's primary subsidiary, State Bank of Long Island, is the largest independent commercial bank headquartered in Nassau County. In addition to its sixteen branch locations throughout Nassau, Suffolk and Queens Counties, the Bank owns Jericho, N.Y.-based Studebaker-Worthington Leasing Corp., a nationwide provider of business equipment leasing. The Bank also maintains a lending facility in Jericho and has two subsidiaries based in Wilmington, Delaware, which provide investment and balance sheet management services to the Bank.
State Bancorp, Inc. has a consistent track record of measured, orderly growth, and has built a reputation for providing high-quality personal service to meet the needs of commercial, small business, municipal and consumer markets throughout the tri-county area. The Company maintains a World Wide Web site at www.statebankofli.com with corporate, investor and branch banking information.

State Bancorp, Inc.’s common stock trades under the symbol STBC on the NASDAQ National Stock Market. The Company is currently included in the Russell 2000 index, a leading benchmark of small-cap stocks compiled by the Frank Russell Company, one of the world’s leading investment management and advisory firms.

Forward-Looking Statements and Risk Factors
This news release contains forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for State Bancorp, Inc. The words “expects,” “believes,” “anticipates” and other similar expressions are intended to identify forward-looking statements. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, but are not limited to, the following: (1) general economic conditions, (2) competitive pressure among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting State Bancorp, Inc.’s operations, pricing, products and services. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.statebankofli.com/corporate. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Financial Highlights Follow

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended March 31, 2006 and 2005 (unaudited)

	Three Months
	2006	2005
Interest Income:
Interest and fees on loans	$17,836,714	$13,654,253
Federal funds sold and securities
purchased under agreements to resell	675,535	466,667
Securities held to maturity:
Taxable	125,668	167,639
Tax-exempt	-	-
Securities available for sale:
Taxable	5,235,912	4,562,474
Tax-exempt	153,033	555,260
Dividends	19,125	19,125
Dividends on Federal Home Loan Bank
and other restricted stock	36,581	31,113
Total interest income	24,082,568	19,456,531

Interest Expense:
Deposits	8,264,840	3,883,074
Temporary Borrowings	382,585	513,403
Junior subordinated debentures	415,220	316,034
Total interest expense	9,062,645	4,712,511

Net interest income	15,019,923	14,744,020
Provision for probable loan losses	591,666	1,227,000
Net interest income after provision
for probable loan losses	14,428,257	13,517,020

Noninterest Income:
Service charges on deposit accounts	626,420	496,934
Net security (losses) gains	(34,995)	102,554
Income from bank owned life insurance	232,115	256,315
Other operating income	652,527	359,193
Total noninterest income	1,476,067	1,214,996
Income before operating expenses	15,904,324	14,732,016

Operating Expenses:
Salaries and other employee benefits	6,149,331	6,496,085
Occupancy	1,241,326	1,262,572
Equipment	307,387	327,535
Legal	2,189,149	924,572
Marketing and advertising	337,265	273,572
Credit and collection	150,219	164,760
Audit and assessment	276,464	387,784
Other operating expenses	1,222,871	1,371,804
Total operating expenses	11,874,012	11,208,684

Income before income taxes	4,030,312	3,523,332
Provision for income taxes	1,263,965	874,168

Net Income	$2,766,347	$2,649,164

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
March 31, 2006 and 2005 (unaudited)

	2006	2005
Assets:
Cash and due from banks	$43,455,139	$44,277,997
Securities purchased under agreements to resell	13,000,000	20,000,000
Total cash and cash equivalents	56,455,139	64,277,997
Securities held to maturity (estimated fair value -
$16,000,000 in 2006 and $19,940,000 in 2005)	15,997,050	19,992,979
Securities available for sale - at estimated fair value	524,214,505	545,950,956
Total securities	540,211,555	565,943,935
Federal Home Loan Bank and other restricted stock	2,314,243	6,417,243
Loans (net of allowance for probable loan losses
of $16,182,880 in 2006 and $13,114,899 in 2005)	900,748,652	782,244,390
Bank premises and equipment - net	6,465,958	6,290,183
Bank owned life insurance	27,112,051	26,135,495
Receivable - securities sales	-	4,063,034
Net deferred income taxes	38,003,217	6,218,615
Other assets	19,540,969	16,622,458
Total Assets	$1,590,851,784	$1,478,213,350

Liabilities:
Deposits:
Demand	$326,179,239	$308,169,360
Savings	618,491,129	659,937,822
Time	456,029,073	210,556,859
Total deposits	1,400,699,441	1,178,664,041
Federal funds purchased	5,000,000	6,500,000
Securities sold under agreements to repurchase	-	43,307,000
Other borrowings	14,095,782	87,220,230
Junior subordinated debentures	20,620,000	20,620,000
Payable - securities purchases	5,000,000	31,648,119
Accrued legal expenses	76,022,187	993,303
Other accrued expenses, taxes and liabilities	10,460,114	9,666,744
Total Liabilities	1,531,897,524	1,378,619,437

Commitments and contingent liabilities

Stockholders' Equity:
Preferred stock, $.01 par value, authorized
250,000 shares; 0 shares issued	-	-
Common stock, $5.00 par value, authorized
20,000,000 shares; issued 12,075,379 shares in 2006
and 12,065,111 shares in 2005; outstanding 11,087,727
shares in 2006 and 10,953,916 shares in 2005	60,376,895	50,271,295
Surplus	57,022,253	63,797,731
Retained (deficit) earnings	(35,835,363)	5,289,584
Treasury stock (987,652 shares in 2006
and 925,995 shares in 2005)	(16,646,426)	(15,468,528)
Accumulated other comprehensive loss
(net of taxes of ($3,286,184) in 2006 and ($2,452,434) in 2005)	(5,963,099)	(4,296,169)
Total Stockholders' Equity	58,954,260	99,593,913
Total Liabilities and Stockholders' Equity	$1,590,851,784	$1,478,213,350

STATE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
For the Three Months Ended March 31, 2006 and 2005 (unaudited)
(dollars in thousands, except share and per share data)

	Three Months
	2006	2005
Selected Average Balances (1):
Total assets	$1,616,922	$1,509,389
Loans - net of unearned income	$902,936	$785,874
Investment securities	$540,052	$541,711
Deposits	$1,427,074	$1,293,760
Stockholders' equity	$58,646	$102,362

Financial Performance Ratios:
Return on average assets	0.69%	0.71%
Return on average stockholders' equity	19.13%	10.50%
Net interest margin (FTE)	4.06%	4.29%
Operating efficiency ratio	70.88%	68.87%
Tier I leverage ratio	5.08%	8.04%

Asset Quality Summary:
Nonaccrual loans	$4,559	$4,921
Other real estate owned	-	2,650
Total nonperforming assets	$4,559	$7,571
Nonaccrual loans/total loans	0.50%	0.62%
Allowance for probable loan losses/nonaccrual loans	354.97%	266.51%
Allowance for probable loan losses/total loans	1.76%	1.65%
Net charge-offs	$126	$133
Net charge-offs (annualized)/average loans	0.06%	0.07%

Common Share Data:
Average common shares outstanding *	11,082,408	10,937,336
Period-end common shares outstanding *	11,087,727	10,953,916
Basic earnings per common share *	$0.25	$0.24
Diluted earnings per common share *	$0.24	$0.23
Book value per share *	$5.32	$9.09
Cash dividends per share *	-	$0.13
Dividend payout ratio	-	51.66%

(1) Weighted daily average balance for period noted.

* Prior period data has been restated to give retroactive effect to a 6 for 5 stock split paid on July 8, 2005.

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Three Months Ended March 31, 2006 and 2005 (unaudited)
(dollars in thousands)

	2006			2005
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
Assets:
Interest-earning assets:
Securities (2)	$ 540,052	$ 5,586	4.19%	$ 541,711	$ 5,524	4.14%
Federal Home Loan Bank and other restricted stock	2,865	36	5.10	4,652	31	2.70
Federal funds sold	433	5	4.68	-	-	-
Securities purchased under agreements to
resell	63,328	671	4.30	83,278	467	2.27
Interest-bearing deposits	1,032	12	4.72	4,791	25	2.12
Loans (3)	902,936	17,874	8.03	785,874	13,697	7.07
Total interest-earning assets	1,510,646	$24,184	6.49%	1,420,306	$19,744	5.64%
Non-interest-earning assets	106,276			89,083
Total Assets	$1,616,922			$1,509,389

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings deposits	$690,743	$4,154	2.44%	$706,335	$2,413	1.39%
Time deposits	411,275	4,111	4.05	281,898	1,470	2.11
Total savings and time deposits	1,102,018	8,265	3.04	988,233	3,883	1.59
Federal funds purchased	7,200	83	4.68	7,288	47	2.62
Securities sold under agreements to
repurchase	-	-	-	6,797	48	2.86
Other borrowed funds	26,355	300	4.62	61,524	419	2.76
Junior subordinated debentures	20,620	415	8.16	20,620	316	6.22
Total interest-bearing liabilities	1,156,193	$9,063	3.18%	1,084,462	$4,713	1.76%
Demand deposits	325,056			305,528
Other liabilities	77,027			17,037
Total Liabilities	1,558,276			1,407,027
Stockholders' Equity	58,646			102,362
Total Liabilities and Stockholders' Equity	$1,616,922			$1,509,389
Net interest income/rate - tax-equivalent basis		$15,121	4.06%		$15,031	4.29%
Less tax-equivalent basis adjustment		(101)			(287)
Net interest income		$15,020			$14,744

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $64 and $244 in 2006 and 2005, respectively.
(3) Interest on loans includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $37 and $43 in 2006 and 2005, respectively.